Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the trust and of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected with all funds of the trust voting together as a single class, as follows:

                             Votes              Votes
                             For                Withheld

Jameson A. Baxter            351,082,065        15,622,118
Charles B. Curtis            351,042,753        15,661,430
Myra R. Drucker              351,151,144        15,553,039
Charles E. Haldeman, Jr.     350,979,606        15,724,577
John A. Hill                 351,040,950        15,663,233
Ronald J. Jackson            351,254,461        15,449,722
Paul L. Joskow               351,030,830        15,673,353
Elizabeth T. Kennan          350,906,062        15,798,121
John H. Mullin, III          350,923,813        15,780,370
Robert E. Patterson          351,083,286        15,620,897
George Putnam, III           350,862,830        15,841,353
A.J.C. Smith*                350,695,153        16,009,030
W. Thomas Stephens           351,105,688        15,598,495
Richard B. Worley            351,249,835        15,454,348


A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:


Votes                        Votes
For                          Against                Abstentions
21,372,092                   1,723,992              8,307,849





January 10, 2005 meeting


A proposal to amend the trusts Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated with all funds of the trust voting together as a single class, as follows:

Votes                    Votes
For                      Against                  Abstentions
257,778,273              18,341,560               97,931,583
* Mr. Smith resigned from the Board of Trustees on January 14,
2005.
All tabulations are rounded to nearest whole number.